As filed with the Securities and Exchange Commission on May 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARSONS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	95-3232481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5875 Trinity Parkway #300

Centreville, Virginia 20120

(703) 988-8500

(Address, including zip code, and telephone number, including area code, of principal executive offices)

2012 Amendment and Restatement of Parsons Employee Stock Ownership Plan, as Amended

Parsons Corporation Restricted Award Plan

Parsons Corporation Long Term Growth Plan

Parsons Corporation Incentive Award Plan

(Full title of the Plan)

Charles L. Harrington

Chairman, Chief Executive Officer and President

5875 Trinity Parkway #300

Centreville, Virginia 20120

(703) 988-8500

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven B. Stokdyk Esq.

Cathy A. Birkeland, Esq.

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $1.00 per share	5,000,000(2)	$30.32(3)	$151,600,000	$18,373.92
Common stock, par value $1.00 per share	11,700,000(4)	$30.32(5)	$354,744,000	$42,994.97

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which may become issuable under the 2019 Amendment and Restatement of Parsons Employee Stock Ownership Plan, as amended and restated (the “ESOP”), the Registrant’s Restricted Award Plan (the “Restricted Award Plan”), the Registrant’s Long Term Growth Plan (the “Long Term Growth Plan”), and the Registrant’s Incentive Award Plan (the “Incentive Award Plan”), in each case, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)	This Registration Statement covers 5,000,000 shares of common stock which may be contributed by the Registrant to the ESOP and become issuable under the ESOP.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share is $30.32 per share, which is the average of the high ($31.44) and low ($29.20) prices for the Registrant’s common stock reported by the New York Stock Exchange on May 8, 2019.

(4)

This Registration Statement covers 11,700,000 shares of common stock which may become issuable under the Incentive Award Plan, the Restricted Award Plan and the Long Term Growth Plan. Awards granted under the Restricted Award Plan and the Long Term Growth Plan shall be settled in cash, unless, with respect to awards granted in 2019 under such plans the Registrant determines to settle such awards in shares of common stock. In the event the Registrant determines to settle awards granted in 2019 under the Restricted Award Plan and the Long Term Growth Plan in shares of common stock, no more than 1,041,669 of the 11,700,000 shares registered will be issued under such plans.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share is $30.32 per share, which is the average of the high ($31.44) and low ($29.20) prices for the Registrant’s common stock reported by the New York Stock Exchange on May 8, 2019.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plans are granted, purchased and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)

The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-230833) filed on May 9, 2019, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(2)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-07782) filed on May 3, 2019 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes the board of directors of a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We have adopted a certificate of incorporation which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred. Our bylaws also provide that we must pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in any such action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Certificate of Incorporation of Parsons Corporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 12, 2019)

3.2	Bylaws of Parsons Corporation (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 29, 2019)

5.1+	Opinion of Latham & Watkins LLP

5.2+	Copy of Internal Revenue Service Opinion Letter Regarding Qualification of the 2012 Amendment and Restatement of the Parsons Corporation Employee Stock Ownership Plan, as amended, under Section 401 of the Internal Revenue Code*

10.1	2019 Amendment and Restatement of Parsons Employee Stock Ownership Plan effective May 8, 2019 (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 29, 2019)

10.2	Parsons Corporation Restricted Award Plan (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 12, 2019)

10.3	Parsons Corporation Long Term Growth Plan (incorporated herein by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 12, 2019)

10.4	Parsons Corporation Incentive Award Plan (incorporated herein by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-230833) filed on April 29, 2019)

23.1+	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1+	Power of Attorney (included on the signature page to this Registration Statement)

+	Filed herewith.
*

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the qualification of the ESOP, as amended to date, under Section 401 of the Internal Revenue Code of 1986, as amended, the Registrant hereby undertakes that it will submit the ESOP to the Internal Revenue Service (“IRS”) in a timely manner when required and will make any and all changes required by the IRS in order to qualify the ESOP under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Centreville, Virginia, on the 10 day of May, 2019.

Parsons Corporation

By:	/s/ George. L. Ball
George L. Ball Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Kolloway and George L. Ball, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Parsons Corporation and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles L. Harrington	Chief Executive Officer and Director	May 10, 2019
Charles L. Harrington	(Principal Executive Officer)

/s/ George L. Ball	Chief Financial Officer
George L. Ball	(Principal Financial and Accounting Officer)	May 10, 2019

/s/ Kenneth C. Dahlberg	Director	May 10, 2019
Kenneth C. Dahlberg

/s/ Mark K. Holdsworth	Director	May 10, 2019
Mark K. Holdsworth

/s/ Steven F. Leer	Director	May 10, 2019
Steven F. Leer

/s/ Tamara L. Lundgren	Director	May 10, 2019
Tamara L. Lundgren

Signature	Title	Date

/s/ James F. McGovern	Director	May 10, 2019
James F. McGovern

/s/ Harry T. McMahon	Director	May 10, 2019
Harry T. McMahon

/s/ M. Christian Mitchell	Director	May 10, 2019
M. Christian Mitchell

/s/ Suzanne M. Vautrinot	Director	May 10, 2019
Suzanne M. Vautrinot